EXHIBIT 4.1

COMPANY NOTE

$890,000.00	July 15, 2010

AETHLON MEDICAL, INC.

Secured Convertible Promissory Note

FOR VALUE RECEIVED, Aethlon Medical, Inc., a Nevada corporation (the “Borrower”), hereby promises to pay to the order of Tonaquint, Inc., a Utah corporation, or its successors or assigns (the “Lender,” and together with the Borrower, the “Parties”), the principal sum of $890,000.00 together with all accrued and unpaid interest thereon, fees incurred or other amounts owing hereunder, all as set forth below in this Secured Convertible Promissory Note (this “Note”). This Note is issued pursuant to that certain Note and Warrant Purchase Agreement of even date herewith, entered into by and between the Borrower and the Lender (the “Purchase Agreement”). Defined terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Purchase Agreement.

1.   Principal and Interest Payments. Interest on the unpaid principal balance of this Note shall accrue at the rate of 6% per annum. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed. Upon the occurrence of an Event of Default (as defined below), the Outstanding Balance (as defined below) of this Note shall accrue simple interest at the rate of 15.00% per annum from and after the date of the occurrence of the Event of Default, whether before or after judgment. The Borrower shall pay to the Lender all outstanding amounts due hereunder in a payment due on or before the date that is twelve (12) months from the date hereof (the “Maturity Date”). All payments owing hereunder shall be in lawful money of the United States of America delivered to the Lender at the address furnished to the Borrower for that purpose. All payments shall be applied first to costs of collection, if any, then to accrued and unpaid interest, and thereafter to principal. For purposes hereof, the term “Outstanding Balance” means the sum of the outstanding principal balance of this Note and any accrued but unpaid interest, collection and enforcement costs, and any other fees incurred under this Note.

2.   Original Issue Discount.  The Borrower acknowledges that the principal amount of this Note exceeds the Purchase Price (as defined in the Purchase Agreement) and that such excess is an original issue discount and shall be fully earned and charged to the Borrower upon the execution of this Note, and shall be paid to the Lender as part of the outstanding principal balance as set forth in this Note.

3.   Conversion.

(a)   Optional Conversion. At any time or from time to time after the date of this Note and prior to payment in full of the entire Outstanding Balance, the Lender shall have the right, at the Lender’s option, to convert the Outstanding Balance, in whole or in part (the “Conversion Amount”), into shares of common stock, par value $0.001 per share (the “Common Stock”) of the Borrower; provided, however, that the conversion by the Lender of the Outstanding Balance shall be exercisable in tranches (each, a “Tranche”), consisting of (1) an initial Tranche in an amount equal to $450,000 and any interest and/or fees accrued thereon under the terms of this Note and the other Transaction Documents (as defined in the Purchase Agreement), and (2) two additional Tranches (each, a “Subsequent Tranche”) each in an amount equal to $220,000 and any interest or fees accrued thereon under the terms of this Note or the other Transaction Documents.  The first Subsequent Tranche shall correspond to Buyer Trust Deed Note #1 (as defined in the Purchase Agreement) and the second Subsequent Tranche shall correspond to Buyer Trust Deed Note #2 (as defined in the Purchase Agreement).  The Lender’s right to convert any of the Subsequent Tranches is conditioned upon the Lender’s payment in full of the Buyer Trust Deed Note corresponding to such Subsequent Tranche (upon the satisfaction of such condition, such Tranche becomes a “Conversion Eligible Tranche”). For the avoidance of doubt, a Conversion Eligible Tranche may be converted in whole or in part at any time subsequent to the first date on which such Subsequent Tranche becomes a Conversion Eligible Tranche.  At all times hereunder, any fees or penalties incurred, including, without limitation, any fees incurred in connection with a Trigger Effect (as defined below), shall be added to any then-current Conversion Eligible Tranche.  Subject to the limitation set forth in Section 16 below, the number of shares of Common Stock to be issued upon a conversion hereunder shall be determined by dividing (a) the Conversion Amount by (b) 80% of the average of the closing bid price for the three (3) Trading Days with the lowest closing bid prices during the twenty (20) Trading Days immediately preceding the Conversion Date (as defined below) (the “Conversion Price”).  In no event shall the Conversion Price be greater than the Ceiling Price (as defined below). The trading data used to compute the closing bid prices shall be as reported by Bloomberg, LP (“Bloomberg”), or if such information is not then being reported by Bloomberg, then as reported by such other data information source as may be selected by the Lender.  For purposes hereof, the “Ceiling Price” shall be equal to $0.30 per share of Common Stock. Notwithstanding anything to the contrary herein, or in any Transaction Document, Lender and Borrower agree that such Conversion Shares shall only be eligible for sale under Rule 144 to the extent such Shares are issued as against the initial $450,000 cash payment, or upon payment of all or a portion of the Trust Deed Notes.

(b)   Conversion Mechanics. In order to convert this Note into Common Stock, the Lender shall give written notice to the Borrower at its principal corporate office or the notice address provided in the Purchase Agreement (which notice, notwithstanding anything herein to the contrary, may be given via facsimile, email, or other means in the discretion of the Lender provided Lender obtains confirmation thereof from the Company, which confirmation shall be delivered immediately upon the Company’s receipt of such notice) pursuant to the forms attached hereto as Exhibit A (the “Conversion Notice”) and Exhibit A-1 (the “Conversion Worksheet”) of the election to convert the same pursuant to this Section (the date on which a Conversion Notice is delivered to the Company, a “Conversion Date”).  Such Conversion Notice shall state the Conversion Amount, the number of shares of Common Stock to which the Lender is entitled pursuant to the Conversion Notice (the “Conversion Shares”), and the account into which the shares of Common Stock are to be deposited (the “Lender Account”).  A Conversion Date must be a Business Day. The Borrower shall immediately, but in no event later than five (5) Trading Days after receipt of a Conversion Notice (the “Delivery Date”), Deliver (as defined in the Purchase Agreement) the Conversion Shares to the Lender Account provided the Transfer Agent has received and has in its possession all documentation in form and substance reasonably required by it, including the opinion of Buyer’s counsel, in order to issue the Shares. Notwithstanding anything herein to the contrary, all such Deliveries of Conversion Shares shall be electronic, via DWAC.  In the event the Borrower fails to Deliver the Conversion Shares on or before the Delivery Date and provided the Transfer Agent has received and has in its possession all documentation in form and substance reasonably required by it, including the opinion of Buyer’s counsel, in order to issue the Shares, in addition to all other remedies available to the Lender hereunder or under any other Transaction Documents and at law or in equity, a penalty equal to 1.5% of the Conversion Amount shall be added to the balance of this Note per day until such Conversion Shares are Delivered.  The conversion shall be deemed to have been made immediately prior to the close of business on the date of the Conversion Notice, and the person or entity entitled to receive the shares of Common Stock upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock as of such date.

(c)   No Fractional Shares. Conversion calculations pursuant to Section 3(a) shall be rounded up to the nearest whole share, and no fractional shares shall be issuable by the Borrower upon conversion of this Note. All shares issuable upon a conversion of this Note (including fractions thereof) shall be aggregated for purposes of determining whether such conversion would result in the issuance of a fractional share.

(d)   No Impairment.  The Borrower will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Borrower, but will at all times in good faith assist in the carrying out of all the provisions of this Section 3 and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Lender against impairment.

4.   Prepayment by the Borrower. So long as no Event of Default shall have occurred and the Borrower shall have a sufficient number shares of Common Stock authorized to accommodate a conversion of the Outstanding Balance of this Note, the Borrower may, in its sole and absolute discretion and upon giving the Lender not less than five (5) Trading Days written notice (a “Prepayment Notice”), pay in cash all or any portion of the Outstanding Balance of this Note at any time prior to the Maturity Date, provided that in the event the Borrower elects to prepay all or any portion of the Outstanding Balance of this Note, it shall pay to the Lender 110% of the portion of the Outstanding Balance the Borrower elects to prepay. If the Borrower delivers a Prepayment Notice and fails to pay the specified prepayment amount due to the Lender within two (2) Trading Days following the date of prepayment set forth in the Prepayment Notice, the Borrower shall forever forfeit its right to repay this Note pursuant to this Section.

5.   Certain Adjustments. The number and class or series of shares into which this Note may be converted under Section 3 shall be subject to adjustment in accordance with the following provisions:

(a)   Computation of Adjusted Conversion Price and Floor Price. Except as hereinafter provided, in case the Borrower shall at any time after the date hereof issue or sell any (i) shares of its Common Stock or preferred shares convertible into its Common Stock, or (ii) debt, warrants, options or other instruments or securities which are convertible into or exercisable for shares of Common Stock (together herein referred to as “Equity Securities”), in each case for consideration (or with a conversion price) per share of Common Stock less than the Conversion Price or the Floor Price in effect immediately prior to the issuance or sale of such securities or instruments, or without consideration, other than for Excepted Issuances (as defined below), then forthwith upon such issuance or sale, each of the Conversion Price and the Floor Price (as defined below) shall (until another such issuance or sale) be reduced to the price (rounded down to the nearest full cent) equal to the price (or conversion price) of any such securities or instruments; provided, however, that in no event shall the Conversion Price or the Floor Price be adjusted pursuant to this computation to an amount in excess of the Conversion Price or Floor Price in effect immediately prior to such computation.  For the purposes of this Section 5, the term Conversion Price shall mean the Conversion Price per share set forth in Section 3(a) hereof, as adjusted from time to time pursuant to the provisions of this Section.

“Excepted Issuances” shall mean, collectively, (i) the Borrower’s issuance of securities in connection with strategic license agreements and other partnering arrangements so long as such issuances are not for the purpose of raising capital and in which holders of such securities or debt are not at any time granted registration rights, (ii) the Borrower’s issuance of Common Stock or the issuances or grants of options to purchase Common Stock to employees, directors, and consultants, pursuant to plans which are approved and adopted by the Board of Directors of the Borrower, and (iii) the Borrower’s issuance of Common Stock upon the conversion or exercise of securities convertible into or exercisable for Common Stock which securities were issued prior to the date of the Closing and which have been disclosed to the Lender prior to the Closing. Schedule 5(a) hereto lists all such securities, including, without limitation, all securities that may potentially be converted for a price per share of Common Stock lower than the Floor Price.

For purposes of any computation to be made in accordance with this Section 5, the following provisions shall be applicable:

(i) In case of the issuance or sale of any shares of Equity Securities for a consideration part or all of which shall be cash, the amount of the cash consideration shall be deemed to be the amount of cash received by the Borrower for such shares (or, if shares of stock are offered by the Borrower for subscription, the subscription price, or, if either of such securities shall be sold to underwriters or dealers for public offering without a subscription price, the public offering price, before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or other persons or entities performing similar services), or any expenses incurred in connection therewith and less any amounts payable to security holders or any affiliate thereof, including, without limitation, any employment agreement, royalty, consulting agreement, covenant not to compete, earnout or contingent payment right or similar arrangement, agreement or understanding, whether oral or written; all such amounts shall be valued at the aggregate amount payable thereunder whether such payments are absolute or contingent and irrespective of the period or uncertainty of payment, the rate of interest, if any, or the contingent nature thereof.

(ii) In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Borrower) of shares of Equity Securities for a consideration part or all of which shall be other than cash, the amount of the consideration therefor other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Borrower.

(iii) Shares of Equity Securities issuable by way of dividend or other distribution on any capital stock of the Borrower shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

(iv) The reclassification of securities of the Borrower other than shares of Equity Securities into securities including shares of Equity Securities shall be deemed to involve the issuance of such shares of Equity Securities for consideration other than cash immediately prior to the close of business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of stock shall be determined as provided in this Section 5.

(v) The number of shares of Equity Securities at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of then outstanding options, rights, warrants, and convertible and exchangeable securities.

(b)   Adjustment for Reorganization or Recapitalization. If, while this Note remains outstanding and has not been converted, there shall be a reorganization or recapitalization of the Borrower (other than a combination, reclassification, exchange or subdivision of shares otherwise provided for herein), all necessary or appropriate lawful provisions shall be made so that the Lender shall thereafter be entitled to receive upon conversion of this Note, the greatest number of shares of stock or other securities or property that a holder of the class of securities deliverable upon conversion of this Note would have been entitled to receive in such reorganization or recapitalization if this Note had been converted immediately prior to such reorganization or recapitalization, all subject to further adjustment as provided in this Section 5. If the per share consideration payable to the Lender for such class of securities in connection with any such transaction is in a form other than cash or marketable securities, then the value of such consideration shall be determined in good faith by the Borrower’s Board of Directors. The foregoing provisions of this subsection shall similarly apply to successive reorganizations or recapitalizations and to the stock or securities of any other corporation that are at the time receivable upon the conversion of this Note. In all events, appropriate adjustment shall be made in the application of the provisions of this Note (including adjustment of the conversion price, Floor Price, and number of shares of Common Stock into which this Note is then convertible pursuant to the terms and conditions of this Note) with respect to the rights and interests of the Lender after the transaction, to the end that the provisions of this Note shall be applicable after that event, as near as reasonably may be, in relation to any shares or other property deliverable or issuable after such reorganization or recapitalization upon conversion of this Note.

(c)   Adjustments for Split, Subdivision or Combination of Shares. If the Borrower at any time while this Note remains outstanding and unconverted, shall split or subdivide any class of securities into which this Note may be converted into a different number of securities of the same class, the number of shares of such class issuable upon conversion of this Note immediately prior to such split or subdivision shall be proportionately increased and the conversion price and Floor Price for such class of securities shall be proportionately decreased. If the Borrower at any time while this Note, or any portion hereof, remains outstanding and unconverted shall combine any class of securities into which this Note may be converted, into a different number of securities of the same class, the number of shares of such class issuable upon conversion of this Note immediately prior to such combination shall be proportionately decreased and the conversion price and Floor Price for such class of securities shall be proportionately increased.

(d)   Adjustments for Dividends in Stock or Other Securities or Property. If, while this Note remains outstanding and unconverted, the holders of any class of securities as to which conversion rights under this Note exist at the time shall have received, or, on or after the record date fixed for the determination of eligible stockholders, shall have become entitled to receive, without payment therefor, other or additional stock or other securities or property (other than cash) of the Borrower by way of dividend, then and in each case, this Note shall represent the right to acquire, in addition to the number of shares of such class of security receivable upon conversion of this Note, and without payment of any additional consideration therefor, the amount of such other or additional stock or other securities or property (other than cash) of the Borrower that such holder would hold on the date of such conversion had it been the holder of record of the class of security receivable upon conversion of this Note on the date hereof and had thereafter, during the period from the date hereof to and including the date of such conversion, retained such shares and/or all other additional stock available by it as aforesaid during said period, giving effect to all adjustments called for during such period by the provisions of this Section 5.

(e)   Adjustments for Spin Offs. If, at any time while any portion of this Note remains outstanding, the Borrower spins off or otherwise divests itself of a part of its business or operations or disposes of all or of a part of its assets in a transaction (the “Spin Off”) in which the Borrower, in addition to or in lieu of any other compensation received and retained by the Borrower for such business, operations or assets, causes securities of another entity (the “Spin Off Securities”) to be issued to security holders of the Borrower, the Borrower shall cause (i) to be reserved Spin Off Securities equal to the number thereof which would have been issued to the Lender had the entire balance of this Note outstanding on the record date (the “Record Date”) for determining the amount and number of Spin Off Securities to be issued to security holders of the Borrower been converted as of the close of business on the trading day immediately before the Record Date (the “Reserved Spin Off Shares”), and (ii) to be issued to the Lender on the conversion of all or any portion of this Note, such amount of the Reserved Spin Off Shares equal to (x) the Reserved Spin Off Shares multiplied by (y) a fraction, of which (I) the numerator is the principal amount of the portion of the Outstanding Balance then being converted, and (II) the denominator is the entire Outstanding Balance of this Note. In the event of any Spin Off, (i) the Lender shall have the right to convert the Outstanding Balance by delivering a Conversion Notice to the Borrower within ten (10) days of receipt of notice of such Spin Off from the Borrower, or (ii) immediately upon the consummation of a Spin Off, all amounts owed hereunder shall accelerate and be immediately due and payable in the sole discretion of the Lender.

(f)   No Change Necessary. The form of this Note need not be changed because of any adjustment in the number of shares of Common Stock issuable upon its conversion.

6.   Further Adjustments. In case at any time or, from time to time, the Borrower shall take any action that affects the class of securities into which this Note may be converted under Section 3, other than an action described herein, then, unless such action will not have a material adverse effect upon the rights of the Lender, the number of shares of such class of securities (or other securities) into which this Note is convertible shall be adjusted in such a manner and at such time as shall be equitable under the circumstances.

7.   Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment pursuant to Section 5 or Section 6, the Borrower at its sole expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to the Lender a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Borrower shall, upon the written request at any time of the Lender, furnish or cause to be furnished to the Lender a like certificate setting forth (i) such adjustments and readjustments, and (ii) the number and class of securities and the amount, if any, of other property which at the time would be received upon the conversion of this Note under Section 3.

8.   Security. This Note is secured by that certain Security Agreement of even date herewith (the “Security Agreement”) executed by the Borrower in favor of the Lender encumbering certain assets of the Borrower, as more specifically set forth in the Security Agreement, all the terms and conditions of which are hereby incorporated into and made a part of this Note.

9.   Change of Control. In the event of (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Borrower, or (ii) a sale of all or substantially all of the assets of the Borrower to another person or entity, this Note shall be automatically due and payable in cash. The Borrower will give the Lender not less than ten (10) business days prior written notice of the occurrence of any events referred to in this Section 9.

10.   Representations and Warranties of the Borrower.  In addition to the representations and warranties set forth in the Purchase Agreement, which are incorporated herein, the Borrower hereby represents and warrants to the Lender that:

(a)   Its obligation to issue Conversion Shares upon conversion of this Note in accordance with its terms is absolute and unconditional regardless of the dilutive effect that such issuance may have on the ownership interests of other stockholders of the Borrower; and

(b)   The Borrower is not and for at least the last 12 months prior to the date hereof has not been a “shell company,” as defined in paragraph (i)(1)(i) of Rule 144 or Rule 12b2 of the Exchange Act.

11.   Affirmative and Negative Covenants. In addition to the covenants set forth in the Purchase Agreement, the Borrower covenants and agrees, while any amounts under this Note are outstanding, that the Borrower shall notify the Lender in writing, promptly upon the occurrence of any Event of Default.

12.   Trigger Events. Upon each occurrence of any of the following events (each, a “Trigger Event”), (a) the Outstanding Balance shall immediately increase to 110% of the Outstanding Balance immediately prior to the occurrence of the Trigger Event, and (b) this Note shall accrue interest at the rate of 1.25% per month, whether before or after judgment (the “Trigger Effects”); provided, however, that (1) in no event shall the Trigger Effects be applied more than two times, and (2) notwithstanding any provision to the contrary herein, in no event shall the applicable interest rate at any time exceed the maximum interest rate allowed under applicable law:

(a)   Share Reserve. The Borrower’s failure to maintain authorized but unissued shares of Common Stock equal to at least 150% of the number of shares of Common Stock that would be needed to fully convert this Note and exercise that certain Warrant to Purchase Shares of Common Stock (the “Warrant”) issued in conjunction with the issuance of this Note at any given time.

(b)   Events of Default. The occurrence of any Event of Default hereunder (other than an Event of Default under Section 13(i)) that (i) is not cured for a period exceeding 10 business days after notice of a declaration of such Event of Default from Lender, or (ii) is not waived in writing by Lender.

13.   Default. If any of the events specified below shall occur (each, an “Event of Default”) the Lender may by written notice to the Borrower declare the unpaid principal balance together with all accrued and unpaid interest thereon immediately due and payable without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding; provided, however, that upon the occurrence or existence of any Event of Default described in Section 13(f) or (g), immediately and without notice, all outstanding obligations payable by the Borrower hereunder shall automatically become immediately due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived, anything contained herein or in the other Transaction Documents to the contrary notwithstanding:

(a)   Failure to Pay. The Borrower’s failure to make any payment when due and payable under the terms of this Note including, without limitation, any payment of costs, fees, interest, principal or other amount due hereunder.

(b)   Transfer or Pledge of the Buyer Trust Deed Notes.  The Borrower shall sell, transfer, assign, pledge, hypothecate or otherwise alienate or encumber the Buyer Trust Deed Notes (as defined in the Purchase Agreement) in any way without the prior written consent of the Lender.

(c)   Failure to Deliver Shares.  The Borrower’s (or its transfer agent’s) failure to Deliver the Conversion Shares as provided under Section 3(b) of this Note or the shares of Common Stock required to be Delivered upon exercise of the Warrant.

(d)   Breaches of Covenants. The Borrower or its subsidiaries, if any, shall fail to observe or perform any material covenant, obligation, condition or agreement contained in this Note or any of the other Transaction Documents.

(e)   Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Borrower to the Lender in writing included in this Note or in connection with any of the Transaction Documents, or as an inducement to the Lender to enter into this Note or any of the other Transaction Documents, shall be false or misleading in any material respect when made or furnished.

(f)   Failure to Pay Debts; Voluntary Bankruptcy. If any of the Borrower’s assets are assigned to its creditors, if the Borrower fails to pay its debts generally as they become due, or if the Borrower files any petition, proceeding, case or action for relief under any bankruptcy, reorganization, insolvency or moratorium law, rule, regulation, statute or ordinance (collectively, “Laws and Rules”), or any other Law and Rule for the relief of, or related to, debtors.

(g)   Involuntary Bankruptcy. If any involuntary petition is filed under any bankruptcy or similar Law or Rule against the Borrower, or a receiver, trustee, liquidator, assignee, custodian, sequestrator or other similar official is appointed to take possession of any of the assets or properties of the Borrower or any guarantor.

(h)   Governmental Action. If any governmental or regulatory authority takes or institutes any action that has a Material Adverse Effect on the Borrower or the Borrower’s ability to pay or perform the Borrower’s obligations under this Note.

(i)   Trigger Event. The occurrence of any Trigger Event (other than a Trigger Event under Section 12(b)) that is not cured by the Borrower within fifteen (15) days of the occurrence thereof or waived in writing by the Lender.

14.   Right of Offset. Notwithstanding anything to the contrary herein, the Borrower may at its option deduct and offset any amount owed by the Lender under the Buyer Trust Deed Notes from any amount owed by the Borrower under this Note, provided that the Borrower shall have delivered five (5) Trading Days’ written notice of such offset to the Lender.  In the event that the Borrower’s exercise of its offset rights under this Section 14 results in the full satisfaction of the Lender’s obligations under one or more of the Buyer Trust Deed Notes, then the Borrower shall return to the Lender for cancellation such Buyer Trust Deed Note(s) or, in the event such Buyer Trust Deed Note(s) have been lost, stolen or destroyed, a lost note affidavit in a form reasonably acceptable to the Lender.

15.   Ownership Limitation. Notwithstanding the provisions of this Note, if at any time after the date hereof, the Lender shall or would receive shares of Common Stock in payment of interest or principal under this Note or upon conversion of this Note, so that the Lender would, together with other shares of Common Stock held by it or its Affiliates (as defined in the Purchase Agreement), hold by virtue of such action or receipt of additional shares of Common Stock a number of shares exceeding 9.99% of the number of shares of the Borrower’s Common Stock outstanding on such date (the “9.99% Cap”), the Borrower shall not be obligated and shall not issue to the Lender shares of its Common Stock which would exceed the 9.99% Cap, but only until such time as the 9.99% Cap would no longer be exceeded by any such receipt of shares of Common Stock by the Borrower. In connection with the performance of this Section 15, the Lender and/or its Affiliates agree to furnish to the Borrower any information reasonably requested by the Borrower in order to calculate the 9.99% Cap amount.

16.   Common Stock Issuance Limitation. Notwithstanding anything to the contrary herein or in any other Transaction Document, the number of shares of Common Stock that may be issued to the Lender pursuant to a conversion of this Note, combined with an exercise of the Warrant, shall not exceed a cap determined by (a) dividing the sum of (i) the face amount of this Note, plus (ii) an amount equal to all interest that would accrue under this Note during its term (assuming no payments of principal or interest are made prior to the Maturity Date), by a price per share of Common Stock equal to $0.20 (subject to adjustment pursuant to Section 5) (the “Floor Price”), and (b) then adding the sum calculated pursuant to the foregoing clause (a) to the maximum number of Warrant Shares that may be acquired by the holder thereof upon exercise of the Warrant (regardless of whether such exercise is a cashless exercise).

17.   No Rights or Liabilities as Stockholder. This Note does not by itself entitle the Lender to any voting rights or other rights as a stockholder of the Borrower. In the absence of conversion of this Note, no provisions of this Note, and no enumeration herein of the rights or privileges of the Lender, shall cause the Lender to be a stockholder of the Borrower for any purpose.

18.   Unconditional Obligation. Subject to the terms of the Purchase Agreement, no provision of this Note shall alter or impair the obligation of the Borrower, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place, and rate, and in the coin or currency or where contemplated herein in shares of its Common Stock, as applicable, as herein prescribed.  This Note is a direct obligation of the Borrower.

19.   Binding Effect. This Note shall be binding on the Parties and their respective heirs, successors, and assigns; provided, however, that neither the Borrower nor the Lender shall assign its rights hereunder in whole or in part without the express written consent of the other; provided, however, that the Lender may sell any portion of the Note that has been fully paid for and become a Conversion Eligible Tranche upon giving Borrower not less than 30 days advance written notice of such transfer.

20.   Governing Law; Venue. The terms of this Note shall be construed in accordance with the laws of the State of Illinois as applied to contracts entered into by Illinois residents within the State of Illinois which contracts are to be performed entirely within the State of Illinois.  With respect to any disputes arising out of or related to this Note, the Parties consent to the exclusive jurisdiction of, and venue in, the state courts in Illinois (or in the event of federal jurisdiction, the United States District Court for the Northern District of Illinois).

21.   Severability. If any part of this Note is construed to be in violation of any law, such part shall be modified to achieve the objective of the Parties to the fullest extent permitted by law and the balance of this Note shall remain in full force and effect.

22.   Attorneys’ Fees. If any action at law or in equity is necessary to enforce this Note or to collect payment under this Note, the Lender shall be entitled to recover reasonable attorneys’ fees directly related to such enforcement or collection actions.

23.   Amendments and Waivers; Remedies. No failure or delay on the part of a Party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to a Party hereto at law, in equity or otherwise. Any amendment, supplement or modification of or to any provision of this Note, any waiver of any provision of this Note, and any consent to any departure by either Party from the terms of any provision of this Note, shall be effective (i) only if it is made or given in writing and signed by the Borrower and the Lender and (ii) only in the specific instance and for the specific purpose for which made or given.

24.   Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim or other communication hereunder shall be deemed duly given if it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient, as set forth in the Purchase Agreement. Any Party may send any notice, request, demand, claim or other communication hereunder to the intended recipient at the address set forth in the Purchase Agreement using any other means (including personal delivery, expedited courier, messenger service, facsimile, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient or receipt is confirmed electronically or by return mail.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Party notice in any manner herein set forth.

25.   Entire Agreement. This Note, together with the other Transaction Documents, contains the complete understanding and agreement of the Borrower and the Lender and supersedes all prior representations, warranties, agreements, arrangements, understandings, and negotiations. THIS NOTE, TOGETHER WITH THE OTHER TRANSACTION DOCUMENTS, REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF ANY ALLEGED PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

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IN WITNESS WHEREOF, the Borrower has executed this Note as of the date set forth above.

Exhibits

Exhibit A – Conversion Notice
Exhibit A-1 – Conversion Worksheet

AETHLON MEDICAL, INC.

By: /s/ James Joyce
James Joyce, Chief Executive Officer

ACKNOWLEDGED, ACCEPTED AND AGREED:

_______________

By:  __________________________________
        _______________, President

[Signature page to Secured Convertible Secured Promissory Note]

SCHEDULE 5(a)

EXCEPTED ISSUANCES

EXHIBIT A

Date: ____________________

Aethlon Medical, Inc.	VIA FAX: _________________

_________________________
_________________________

Attn: ____________

CONVERSION NOTICE

The above-captioned Lender hereby gives notice to Aethlon Medical, Inc., a Nevada corporation (the “Company”), pursuant to that certain Secured Convertible Promissory Note made by the Company in favor of the Lender on July 15, 2010 (the “Note”), that the Lender elects to convert the portion of the Note balance set forth below into fully paid and non-assessable shares of Common Stock of the Company as of the date of conversion specified below.  Such conversion shall be based on the Conversion Price set forth below.

A.	Date of conversion: ____________
B.	Conversion #: ____________
C.	Conversion Amount: ____________
D.	Average of three lowest closing bid prices _____ (of last 20 trading days per Exhibit A-1)
E.	Conversion Discount: 80%
F.	Ceiling Price: $0.30 (subject to adjustment pursuant to the Note)
G.	Floor Price: $0.20 (subject to adjustment pursuant to the Note)
H.	Conversion Price: _______________ (lesser of (i) D multiplied by E (but in no event less than G), or (ii) F)
I.	Conversion Shares: _______________ (C divided by I)
J.	Remaining Note Balance: ____________

Please transfer the Conversion Shares electronically (via DWAC) to the following account:

Broker: _______________________	Address: _______________________
DTC#: __________	_______________________
Account #: ____________________	_______________________
Account Name: _______________________

Sincerely,

________________

By:  _______________________________
        __________________, President

EXHIBIT A-1

CONVERSION WORKSHEET

Trading Day	Closing Bid Prices	Three Lowest (Yes or No)

Average